SKYLINE CORPORATION
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 23, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Skyline Corporation ("Skyline") will be held at the Emerald Room, in the Ramada Inn, 3011 Belvedere Road, Elkhart, Indiana, on Monday, September 23, 2002, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1. To elect a Board of Directors for the ensuing year, or until their successors are elected and qualify.

2. To transact such other business as may properly come before the meeting,or any adjournment thereof.

The Board of Directors has fixed the close of business on July 18, 2002, as the record date for the determination of shareholders entitled to notice of, and to vote at, said meeting.

By Order of the Board of Directors

Samuel S. Thompson
General Counsel and
Secretary

July 30, 2002

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


SKYLINE CORPORATION
2520 By-Pass Road, P.O. Box 743
Elkhart, Indiana 46515
July 30, 2002

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Skyline Corporation ("Skyline") for use at the Annual Meeting of Shareholders to be held September 23, 2002. The shares represented by properly executed proxies received prior to the meeting will be voted. If the shareholder directs in the proxy how the shares are to be voted, they will be voted accordingly. When no direction has been given by the shareholder, it is the intention of the proxies named in the proxy to vote the same in accordance with their best judgment. Any proxy given may be revoked by the shareholder at any time prior to the voting of the proxy. The approximate date on which this proxy statement and the form of proxy are first sent or given to security holders is July 30, 2002.

VOTING SECURITIES

Only shareholders of record as of the close of business on July 18, 2002, or their proxies are entitled to vote at the meeting. As of that date, Skyline had outstanding 8,391,244 shares of Common Stock having one vote per share.

ELECTION OF DIRECTORS

Each share of Common Stock is entitled to one vote, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors and approve any other matter as may properly come before the meeting if they choose to do so.

It is proposed that ten Directors be elected at the meeting, each to serve until the next Annual Meeting of Shareholders and until his successor is elected and qualifies.

It is intended that the votes authorized by the enclosed proxy will be cast for the election of the ten nominees for Directors whose names are set forth below. In the event that one or more of the nominees shall unexpectedly become unavailable for election, the votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the present Board of Directors or the Board may be reduced accordingly. All of the nominees for whom the proxies intend to vote have agreed to serve as Directors if elected.

Information about the nominees for election as Directors and the beneficial ownership of Skyline Common Stock by directors as a group is as follows:


						Shares of Skyline
						Common Stock Bene-
				Skyline		ficially Owned at      Percent
Name, Title, Address		Director	July 1, 2002	       of
and Principal Occupation   Age	Since		Directly or Indirectly Class(3)

ARTHUR J. DECIO		   71	1959		1,477,784(1)		17.6 %
Chairman of the Board,
serving in a non-executive
officer capacity, and
Consultant
Skyline Corporation
2520 By-Pass Road
Elkhart, IN 46514.
Mr. Decio is also a
Director and member of
the Compensation Committee
of NiSource Inc.,
Merrillville, Indiana.
(Mr. Decio was an executive
officer until
September 24, 2001 and
Chief Executive Officer of
Skyline until
December 16, 1998.)

TERRENCE M. DECIO	   50	1989		30,080(2)
Senior Executive
Vice President
Skyline Corporation
2520 By-Pass Road
Elkhart, Indiana 46514

THOMAS G. DERANEK	   66	2001		0
Vice Chairman and Chief
Executive Officer
Skyline Corporation
2520 By-Pass Road
Elkhart, Indiana 46514
Mr. Deranek was elected
Vice Chairman and Chief
Executive Officer and a
Director on September 24,
2001. He served as Chief
of Staff from 1991 to 2001.

JERRY HAMMES		   70	1986		13,000
2015 West Western Avenue
South Bend, Indiana 46629.
President of Romy Hammes,
Inc., a bank holding
company and real estate
investment company, South
Bend, Indiana, and Chairman
of Peoples Bank of Kankakee
County, a bank, Bourbonnais,
Illinois. Mr Hammes is also
a Director Emeritus of
St.Joseph Capital
Corporation, Mishawaka,
Indiana.

RONALD F. KLOSKA	   68	1965		28,600
1329 East Woodside
South Bend, Indiana 46614
Mr. Kloska currently serves
Skyline in a consulting
capacity. Mr. Kloska was
Vice Chairman and Chief
Executive Officer of
Skyline Corporation until
September 24, 2001. Mr.
Kloska was Deputy Chief
Executive Officer of Skyline
until December 16, 1998.

WILLIAM H. LAWSON	   65	1975		3,000
400 East Spring Street,
Bluffton, Indiana 46714.
Chairman of the Board,
Chief Executive Officer,
and a Director of Franklin
Electric Company, Inc., a
manufacturer of electric
motors, Bluffton, Indiana.
Mr. Lawson is also a
Director of JSJ Corporation
and Sentry Insurance, a
Mutual Company.

DAVID T. LINK		   65	1994		600
Dean Emeritus, Notre Dame
Law School, University of
Notre Dame, Notre Dame,
Indiana 46556 President.
International Centre for
Healing and the Law 9292
W. KL Avenue Kalamazoo,
Michigan 49009

ANDREW J. McKENNA	   72	1971		12,300
8338 North Austin Avenue,
Morton Grove, Illinois
60053. Chairman and CEO of
Schwarz, a national printer,
converter and distributor
of packaging and
promotional materials,
Morton Grove, Illinois.
Mr. McKenna is also a
director of Click Commerce,
Aon Corporation and
McDonalds Corporation.

WILLIAM H. MURSCHEL	   57	1992		4,000
President and Chief
Operations Officer,
Skyline Corporation,
2520 By-Pass Road,
Elkhart, Indiana 46514.

DALE SWIKERT		   72	1963		8,791
5 Queen Victoria Ct.,
Nampa, Idaho 83687.
Private Investor.


ALL NOMINEES AND
OFFICERS AS A GROUP				1,580,655		18.8%

(l) Includes 83,500 shares in The Arthur J. Decio Foundation, a charitable foundation, of which Mr. Decio is a trustee. Mr. Decio disclaims any beneficial interest with respect to these shares.

(2) Terrence M. Decio is the son of Arthur J. Decio.

(3) Less than one percent unless otherwise indicated.

Information about Board and Committee meetings is as follows:

   The Audit Committee consisted of Messrs. Hammes, McKenna, Lawson, Link and Swikert. It met two times during the fiscal year ended May 31, 2002. The Committee meets with the accounting firm which conducts the annual audit of Skyline's books, reviews auditors' recommendations, reviews the independence of Skyline's auditors and considers the range of audit and non-audit fees. It also meets with the internal audit staff and Chief Financial Officer, reviews the scope and adequacy of Skyline's internal auditing program and reports its findings to the Board with any recommendations it considers appropriate. Skyline's Board of Directors has adopted a written charter for the audit committee. The members of Skyline's Audit Committee are all "independent" as defined in the New York Stock Exchange Listing Standards.

   The Governance and Compensation Committee consisted of Messrs. McKenna, Hammes, Lawson and Link. It met one time during the last fiscal year. The Committee establishes compensation for the Chairman of the Board and consults with the Chairman of the Board concerning compensation for other elected officers of the Company. The Committee also recommends to the Board the selection of nominees for election as directors, and considers the performance of incumbent directors in determining whether to nominate them for re-election. Nominees recommended by shareholders will be considered upon their submission in writing by the shareholders to Skyline prior to the end of the fiscal year immediately preceding the next regular annual shareholders' meeting.

   The Executive Committee of the Board of Directors consisted of Messrs. Arthur J. Decio, McKenna, Hammes, Lawson and Link, and met four times during the last fiscal year. This Committee exercises the powers of the Board of Directors in the management of the business affairs of Skyline, subject to the approval of the full Board of Directors at the next regular or special meeting.

 The Board of Directors met or took action six times during the last fiscal year. Every Board member was present at all Board meetings and meetings of all committees of which he was a member, except that three Board members each missed one Board meeting, and one Board member missed one meeting of each of two different committees.

Report of the Audit Committee

  The audit committee of Skyline's Board of Directors has reviewed and discussed Skyline's audited financial statements with management; has discussed with Skyline's independent auditors PricewaterhouseCoopers LLP the matters required to be discussed by Codification of Statements on Auditing Standards, AV 380, Statement on Auditing Standards No. 61; has received from the auditors disclosures regarding the auditors' independence as required by Independence Standards Board Standard No. 1 and has discussed with the auditors the auditors' independence; and has, based on the review and discussions noted above, recommended to Skyline's Board of Directors that the audited financial statements be included in Skyline's Annual Report on Form 10-K for the fiscal year ended May 31, 2002 for filing with the Securities and Exchange Commission.

						Jerry Hammes
						Andrew J. McKenna
						William H. Lawson
						David T. Link
						Dale Swikert

Audit Fees

    The aggregate fees billed for professional services rendered for the audit of Skyline's annual financial statements for the fiscal year ended May 31, 2002 and the reviews of the financial statements included in Skyline's Forms 10-Q for that fiscal year were $117,000.

Financial Information Systems
Design and Implementation Fees

    The aggregate fees billed for professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01(c)(4)(ii)) (i.e.:
directly or indirectly operating or supervising the operation of Skyline's information system or managing Skyline's local area network, or designing or implementing a hardware or software system that aggregates source data underlying Skyline's financial statements or generates information that is significant to Skyline's financial statements taken as a whole) were $0.00.

All Other Fees

    The aggregate fees billed Skyline for services by PricewaterhouseCoopers LLP, other than for services addressed under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended May 31, 2002, were $30,000.

    The Audit Committee has considered whether the provision of services addressed under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence.

CERTAIN OTHER BENEFICIAL OWNERS

    The following person, entities or "group" as indicated are known to Skyline to own beneficially at least five percent (5%) of Skyline's common stock or are members of management identified in the summary compensation table but who are not on Skyline's Board. The beneficial ownership of Skyline common stock by the members of its Board and its nominees for directors is shown in the table under "Election of Directors" above.


Name and Address		Stock Beneficially Owned	Percent of
of Beneficial Owner		at July 1, 2002	Class (1)

James R. Weigand			200
Vice President, Finance and
Treasurer, and Chief
Financial Officer
2520 By-Pass Road
Elkhart, Indiana 46514

Christopher R. Leader			1,000
Vice President, Operations
2520 By-Pass Road
Elkhart, Indiana 46514

Dimensional Fund Advisors		569,500				6.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Private Capital Management, Inc.	1,521,198			18.1%
3003 Tamiami Trail North, 3rd
Floor Naples, Florida 34103

T. Rowe Price Associates, Inc. (2)	745,050				8.9%
100 East Pratt Street
Baltimore, Maryland 21202

(1)  Less than one percent (1%) if not specified.

(2) T. Rowe Price Associates, Inc. (Price Associates) has informed Skyline that these securities are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investment and/or sole power to vote the securities and that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of forms provided to Skyline and on certain written representations, Skyline is unaware of any failure to file on a timely basis reports required by Section 16(a) of the Exchange Act by any director, officer or beneficial owner of more than ten percent of Skyline's common stock.

EXECUTIVE COMPENSATION

    The following table sets forth all cash compensation paid during the fiscal year ended May 31, 2002 for each of the highest paid executive officers of Skyline, including the Chief Executive Officer. The table also shows for each such officer, the amounts set aside during the last fiscal year under Skyline's Profit Sharing Plan.

								All Other
				Annual Compensation		Compensation
								(Vested
Name and Principal						Profit
Position		Year	Salary ($)	Bonus ($)	Sharing)

Thomas G. Deranek	2002	236,500		158,400		9,000
Vice Chairman and 	2001	155,000		45,000		9,000
Chief Executive 	2000	155,000		46,500		9,000
Officer;Chief of
Staff until
September 24, 2001

William H. Murschel	2002	351,500		158,400		9,000
President and Chief 	2001	330,000		125,400		9,000
Operations Officer	2000	330,000		211,200		9,000

Terrence M. Decio	2002	275,000		121,000		9,000
Senior Executive 	2001	275,000		104,500		9,000
Vice President		2000	275,000		176,000		9,000

James R. Weigand	2002	192,500		88,000		9,000
Vice President, 	2001	175,000		39,400		9,000
Finance and Treasurer,	2000	175,000		52,500		9,000
and Chief Financial
Officer

Christopher R. Leader	2002	197,500		88,000		9,000
Vice President, 	2001	190,000	 	54,200		9,000
Operations   		2000	190,000	 	91,200		9,000

Arthur J. Decio		2002	229,000		0		9,000
Chairman of the Board 	2001	295,000		112,100		9,000
and Consultant		2000	365,000		233,600		9,000
(Executive Officer
until September 24,
2001 and Chief
Executive Officer of
Skyline until
December 16,1998)

Ronald F. Kloska	2002	201,500		0		9,000
Consultant (Vice 	2001	365,000		138,700		9,000
Chairman and Chief	2000	365,000		233,600		9,000
Executive Officer
until September 24,
2001 and Deputy Chief
Executive Officer until
December 16, 1998)

Compensation of Directors

   Directors who are not full-time employees of Skyline receive an annual fee of $16,000 payable in quarterly installments and receive $500 for each Board or Committee meeting attended. Chairmen of Board Committees who are not full-time employees of Skyline receive an additional $2,000 annually and Committee members who are not full-time employees of Skyline receive an additional $1,500 annually payable in quarterly installments.

Termination of Employment Arrangements

   The Skyline Corporation and Affiliates Employees' Profit Sharing Plan provides benefits on death, disability or retirement for substantially all its employees. Employees become eligible as of the June 1 or December 1 immediately following completion of six months of employment. The amount of contribution under the Plan is at the discretion of Skyline each year. However, the maximum contribution for any participant shall not exceed 12% of a participant's basic compensation. Upon retirement, death or permanent total disability, a participant is entitled to all of the funds credited to his account. In case of termination of employment by resignation or discharge, the participant is entitled to a percentage of the amount credited to his account, ranging from 0% after one year of employment to 100% after seven years. Forfeitures resulting from any employee's termination of employment prior to full vesting will be used to reduce employer contributions. Net investment earnings or net losses for each fiscal year are allocated to the account of each participant in the same ratio as the participant's account balance bears to the total account balances of all participants. Skyline reserves the right to modify, amend or terminate the Plan. In the event of termination of the Plan, the entire amount theretofore contributed under the Plan must be paid to participants or their beneficiaries and under no circumstances reverts to Skyline.

    Under an insurance plan, payments would be made to the below named executive officers and two former executive officers, and executive officers as a group, for a period of 10 years upon retirement from Skyline at age 60, 62, or later, in the following annual amounts: Thomas G. Deranek, $40,000; William
H. Murschel, $75,000; Terrence M. Decio, $75,000; James R. Weigand, $40,000; Christopher R. Leader, $60,000; Arthur J. Decio, $100,000; and Ronald F. Kloska, $100,000; and all current and former executive officers as a group, consisting of 9 individuals, $590,000. Under the same insurance plan, in the event of the death of any of these individuals while employed by Skyline, payments would be made for a period of 10 years in the annual amounts hereinafter specified to the beneficiaries of the following individuals and group: Thomas G. Deranek, $15,000; William H. Murschel, $75,000; Terrence M. Decio, $75,000; James R. Weigand, $30,000; Christopher R. Leader, $40,000; Arthur J. Decio, $100,000; and Ronald F. Kloska, $100,000; and 2 other executive officers, totaling 9 individuals, $505,000. Skyline is the owner and beneficiary of policies insuring the lives of all these individuals in the total amount of $4,024,000.

     In the event of the death of Arthur J. Decio, whether before or after his retirement from Skyline, Skyline has agreed to pay his survivor(s) the sum of $2,700,000, which at the present income tax rates, would result in after tax cost to Skyline of approximately $1,620,000. Skyline is the owner and beneficiary of policies insuring Arthur J. Decio's life in the amount of $1,700,000.

    The appreciation in cash surrender value of all of the above-described insurance policies is such that there is no current cost to Skyline for their maintenance.

Compensation Committee Interlocks and Insider Participation

    The following persons served as members of the Governance and Compensation Committee (the "Compensation Committee") of Skyline's Board of Directors during the fiscal year ended May 31, 2002: Andrew J. McKenna, Jerry Hammes, William H. Lawson and David T. Link. Arthur J. Decio is the Chairman of the Board of Skyline, and is a member of the Board of Directors of Schwarz. Andrew J. McKenna is an executive officer of Schwarz.

Report of the Governance and Compensation Committee (the "Compensation Committee") on Executive Compensation

   The compensation of Skyline's executive officers is determined by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of Skyline or any of its affiliates. The following report with respect to compensation paid to Skyline's executive officers for the fiscal year ended May 31, 2002 is furnished by the Compensation Committee.

    General Policies. Skyline's compensation programs are intended to enable Skyline to attract, motivate, reward and retain the executive management talent required to achieve corporate objectives. It is Skyline's policy to reward exceptional performance and contributions to the development of Skyline's business. To attain these objectives, Skyline's executive compensation program includes a competitive base salary coupled with the opportunity to participate in a bonus pool which is created based on the performance of Skyline's business. The Compensation Committee establishes the base salaries and discretionary bonuses which will be paid to Skyline's executive officers for each fiscal year. In setting salaries and bonuses, the Compensation Committee takes into account several factors, including compensation paid by competitors and other industries' compensation data as well as qualitative factors bearing on an individual's experience, responsibilities, management and job performance. The Compensation Committee evaluates the contributions to Skyline's overall performance during the last fiscal year, leadership, effectiveness and commitment of all executive officers, including the Chief Executive Officer. For the fiscal year ended May 31, 2002, each of the executive officers received a bonus, in the amounts set forth above in the executive compensation table.

   Salaries. Salary levels for executive officer positions are set so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to Skyline's business. Comparative salaries paid by other companies in the industries in which Skyline does business are considered in establishing the salary level for a given position. The Compensation Committee does not, however, target a specific percentile range within the comparative group in setting salaries of Skyline's executive officers. The particular qualifications and level of experience of the individual holding the position are also considered in establishing a salary level when the individual is first appointed to a given position.

    Bonus. Skyline provides executive officers the opportunity to earn an annual incentive bonus based on an evaluation of the executive's individual performance and Skyline's performance. No executive officer is automatically entitled to a bonus or a bonus in any particular amount. In considering bonuses for executives other than Arthur J. Decio, the Compensation Committee consults with the Chairman of the Board.

    Other. In addition, the executive officers participate in a profit sharing program and insurance and other plans described above providing payments on death or retirement.

    Compensation of Chief Executive Officer ("CEO"). In setting the base salary and bonus for Skyline's CEO, for the fiscal year ended May 31, 2002, the Compensation Committee considered the same factors as with other executive officers of Skyline. The Compensation Committee believes the CEO's compensation was fully supported by those standards.

					Andrew J. McKenna, Chairman
					Jerry Hammes
					William H. Lawson
					David T. Link

					Being all the members of Skyline's
					Governance and Compensation Committee
					(the "Compensation Committee")


PERFORMANCE CHART

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG SKYLINE CORPORATION, S & P 500 INDEX AND PEER GROUP**


		1997	1998	1999	2000	2001	2002

SKYLINE CORP	$100.00	$120.84	$132.24	$90.02	$109.79	$160.23

S&P 500		$100.00	$130.68	$158.16	$174.73	$156.29	$134.65

PEER GROUP	$100.00	$149.62	$113.70	$57.17	$65.19	$87.50


*Notes:

Assumes initial investment of $100 on May 31, 1997 and compares the return on that investment through May 31, 2002.

For comparison purposes, Total Return assumes reinvestment of dividends, although Skyline has no dividend reinvestment plan.

Total Return is based on market capitalization.

**This self constructed peer group consists of the following companies:

	Champion Enterprises, Inc.
	Coachmen Industries, Inc.
	Fleetwood Enterprises, Inc.
	Liberty Homes, Inc.
	Thor Industries, Inc.

The returns for each member of this peer group have been weighted according to that company's respective stock market capitalization.

INDEPENDENT PUBLIC ACCOUNTANTS

   Skyline's independent public accounting firm is PricewaterhouseCoopers LLP. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

   Any proposal submitted for inclusion in Skyline's Proxy Statement and form of proxy for the 2003 Annual Meeting of Shareholders must be received at the address shown above on or before April 3, 2003.

MISCELLANEOUS

    As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the annual meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxies named in the enclosed proxy to take such action as shall be in accordance with their best judgment.

   The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be paid by Skyline. Skyline expects to pay approximately $6,500 to Georgeson Shareholder Communications, Inc. as compensation for the solicitation of proxies, and may reimburse brokers and others for their expense for sending proxy material to principals for the purpose of obtaining signed proxies. In addition, solicitation may be by mail, telephone, telefax and personal interview by regularly engaged officers of Skyline who will not be additionally compensated therefor.

   Shareholders are respectfully requested to date, sign and return promptly the enclosed proxy in the enclosed envelope. No postage is required if mailed in the United States.


							By Order of the
							Board of Directors

							Samuel S. Thompson
							General Counsel and
							Secretary